October 17, 2003
Walnut Creek, CA

Contact: James L. Ryan
Bank of Walnut Creek
(925) 932-5353

BWC FINANCIAL CORP. ANNOUNCES THIRD QUARTER & YEAR-TO-DATE EARNINGS

        James L. Ryan, Chief Executive Officer and Chairman of the Board of BWC Financial Corp. and its subsidiaries Bank of Walnut Creek and BWC Mortgage Services, announced third quarter and year-to-date earnings.

        Net income for the Corporation for the nine months ending September 30, 2003 was $3,616,000 or $1.01 diluted earnings per share, compared to net income of $3,246,000 or $0.90 diluted earnings per share for the same period in 2002.

        Earnings for the first nine months of 2003 represent a return on average assets (ROA) of 1.11% and return on average equity (ROE) of 11.29%, compared to an ROA of 1.07% and ROE of 11.09% for the same period last year.

        Third Quarter 2003 income was $1,418,000 or $0.40 diluted earnings per share compared to Third Quarter 2002 income of $1,104,000 or $0.31 diluted earnings per share. Earnings for Third Quarter 2003 represent a return on average assets (ROA) of 1.22% and return on average equity (ROE) of 13.07%, compared to 1.07% ROA and 11.02% ROE for Third Quarter 2002.

        Total assets of the Corporation at September 30, 2003 were $463,909,000, compared to assets of $410,228,000 for the same period in 2002.

        Additional details may be found in the Summary of Consolidated Financial Results for Third Quarter and Year to Date 2003:

BWC Financial Corp.
Consolidated Financial Results
In thousands except share and per share amounts

                                                                    Quarter Ended                Year to Date
SUMMARY INCOME STATEMENT                                            September 30,                September 30,
                                                                    -------------                -------------
                                                               2003           2002          2003           2002
                                                      ----------------------------------------------------------
Interest Income                                             $ 7,031        $ 6,249      $ 19,655       $ 19,120
Interest Expense                                              1,212          1,242         3,281          3,892
                                                      ----------------------------------------------------------
Net Interest Income                                           5,819          5,007        16,374         15,228
Provision for Credit Losses                                     450            300         1,050            900
Non-interest Income                                           5,322          2,944        13,728          7,712
Non-interest Expenses                                         7,942          5,664        22,160         16,302
Minority Interest                                               481            274         1,060            635
                                                      ----------------------------------------------------------
EBIT                                                          2,268          1,713         5,832          5,103
Income Taxes                                                    850            609         2,216          1,857
                                                      ----------------------------------------------------------
Net Income                                                  $ 1,418        $ 1,104       $ 3,616        $ 3,246

Weighted Average Basic shares                             3,552,432      3,480,458     3,573,012      3,421,717
Weighted Average Diluted Shares                           3,568,853      3,598,687     3,587,821      3,614,424
Basic EPS                                                    $ 0.40         $ 0.32        $ 1.01         $ 0.95
Diluted EPS                                                  $ 0.40         $ 0.31        $ 1.01         $ 0.90

SELECTED PERFORMANCE RATIOS
Return on Average Assets                                      1.22%          1.07%         1.11%          1.07%
Return on Average Equity                                     13.07%         11.02%        11.29%         11.09%
Net Interest Margin to Earning Assets                         5.34%          5.21%         5.39%          5.44%
Efficiency Ratio (Bank only)                                 63.84%         67.47%        66.64%         66.75%

SUMMARY BALANCE SHEET
In thousands                                                         September 30,
Assets:                                                        2003           2002
                                                      -----------------------------
Cash and Equivalents                                       $ 44,461       $ 23,486
Investments                                                  71,004         99,587
Loans                                                       337,095        281,489
Allowance for Credit Losses                                  (6,164)        (5,910)
BWC Mortgage Services, Loans Held-for-Sale                    5,737              -
Other Assets                                                 11,776         11,576
                                                      -----------------------------
Total Assets                                              $ 463,909      $ 410,228

Deposits                                                  $ 382,688      $ 346,395
Other Borrowings                                             33,847         20,551
Other Liabilities                                             3,354          2,614
                                                      -----------------------------
Total Liabilities                                           419,889        369,560
Equity                                                       44,020         40,668
                                                      -----------------------------
Total Liabilities and Equity                              $ 463,909      $ 410,228

        Founded in 1980, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with Regional Business Centers in Fremont and San Jose. BWC Mortgage Services, with headquarters in San Ramon, has mortgage consultants in each of the Bank’s branch offices.

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Nasdaq: BWCF

http://www.bowc.com